Exhibit 99.1

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EDITED TRANSCRIPT

ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

EVENT DATE/TIME: APRIL 30, 2013 / 01:00PM GMT

OVERVIEW:

ODP reported 1Q13 sales of $2.7b and net loss after preferred stock dividends (including certain items) of $17m or $0.06 per share. 2Q13 total sales decline is expected to be approx. 3-4% vs. 2Q12.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Richard Leland Office Depot, Inc. - VP of IR & Treasurer

Neil Austrian Office Depot, Inc. - Chairman & CEO

Juan Guerrero Office Depot, Inc. - SVP, North American Retail

Steven Schmidt Office Depot, Inc. - President, International

Mike Newman Office Depot, Inc. - CFO

Steve Calkins Office Depot, Inc. - SVP, Contract

Steve Schmidt Office Depot, Inc. - President, International

Bob Moore Office Depot, Inc. - EVP, Marketing and Merchandising

CONFERENCE CALL PARTICIPANTS

Matthew Fassler Goldman Sachs - Analyst

Kate McShane Citigroup - Analyst

Colin McGranahan Sanford C. Bernstein & Company, Inc. - Analyst

Gary Balter Credit Suisse - Analyst

Dan Binder Jefferies & Company - Analyst

Mike Baker Deutsche Bank - Analyst

Paul Simenauer JPMorgan - Analyst

Michael Lasser UBS - Analyst

Brian Nagel Oppenheimer & Co. - Analyst

PRESENTATION

Operator

Good morning, and welcome to the first-quarter 2013 earnings conference call. All lines will be on a listen-only mode for today’s presentation; after which, instructions will be given in order to ask a question. At the request of Office Depot, today’s conference is being recorded.

I would like to introduce Mr. Richard Leland, Vice President, Investor Relations, and Treasurer, who will make a few comments. Mr. Leland, you may now begin.

Richard Leland - Office Depot, Inc. - VP of IR & Treasurer

Thank you, and good morning. With me today are Neil Austrian, Chairman and Chief Executive Officer; Mike Newman, Chief Financial Officer; and Steve Schmidt, President of International. We also have our North American business leaders, Juan Guerrero, Senior Vice President for Retail; Steve Calkins, Senior Vice President for Contract; and Mike Kirschner, Senior Vice President for Direct.

During this call, we will discuss and may receive questions regarding the proposed merger transaction. You should be aware that we have filed, with the SEC, a Form S-4 registration statement and joint proxy statement prospectus in connection with the proposed merger. After the SEC has finished their review and declares the S-4 effective, we will mail a copy of it to our shareholders. We urge shareholders to read the joint proxy prospectus, and any other documents filed with the SEC, because they contain important information about the proposed merger.

I would also like to remind you that our discussions this morning includes forward-looking statements, which are subject to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations concerning future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially. A detailed discussion of these factors and uncertainties is contained in the Company’s filings with the SEC.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Before we discuss the results, I want to point out a few changes we have made to our financial reporting this quarter. First, we have modified our measure of divisional operating income by allocating to the divisions additional general and administrative and other expenses. Second, we have reclassified shipping and handling expense, out of operating and selling expenses, and into cost of goods sold to more closely align our financial reporting with our peers. While these changes impact the reported profitability of each division, they have no impact on our consolidated operating income.

Full descriptions of the reporting changes, along with recast historical financial results, are included in the press release and in the 8-K filed this morning. The SEC filings, as well as the reconciliation of the non-GAAP financial measures, discussed on the call, to the most directly comparable GAAP financial measures, along with the webcast slides for today’s call, are all available on our website at www.officedepot.com, click on Investor Relations, under Company Information.

I will now turn the call over to Neil.

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Thank you, Rich; and good morning, everyone.

Following up on Rich’s comments, we believe the reporting changes made this quarter will improve the comparability of our results, both internally across divisions, and externally against our peers. We will report our results using this format going forward. The allocation changes will provide the business owners greater transparency into the true financial performance of the business and will encourage more dialogue with the support functions around costs. The movement of shipping and handling expenses into cost of goods sold will provide for a more consistent margin and operating-expense comparison against our peers.

Turning to the financial results, Office Depot reported first-quarter 2013 sales of $2.7 billion, down 5% compared to the prior year in both dollars and in constant currency. Sales in the quarter were negatively impacted by approximately $58 million, or 200 basis points, due to a shift in the timing of the New Year and Easter holidays, versus the prior year. The Company reported a net loss, after preferred stock dividends, of $17 million, or $0.06 a share, in the first quarter of 2013, compared to net earnings, after preferred stock dividends, of $41 million, or $0.14 per diluted share, in the first quarter of 2012.

First-quarter 2013 results included approximately $25 million of pre-tax charges, comprised primarily of merger-related costs, restructuring activities, and approximately $5 million of non-cash store-impairment charges in the North American Retail division. Excluding these charges, net earnings, after preferred stock dividends, would have been $1 million, or $0 per share. The prior-year results included approximately $9 million of net benefit, which included a favorable pension settlement, offset by restructuring activities, loss on the extinguishment of debt, and store-impairment charges. Excluding these items, first-quarter 2012 net earnings, after preferred stock dividends, would have been $30 million, or $0.11 a share.

First-quarter 2013 earnings before interest and taxes, or EBIT, excluding merger-related, restructuring, and impairment charges, were $41 million, compared to adjusted EBIT of $65 million last year. The $24 million year-over-year decline in adjusted EBIT was attributable to the adverse flow-through impact from the previously mentioned $58 million sales decline from the holiday shift as well as weaker results in both North American Retail and International. We did see modest improvement in March and early April that gives us some confidence going into the second quarter, and for the balance of the year, as we remain focused on executing against our key operating initiatives.

I will now turn the call over to Juan to review the first-quarter performance for our North American Retail division.

Juan Guerrero - Office Depot, Inc. - SVP, North American Retail

Thanks, Neil, and good morning.

The North American Retail division reported first-quarter 2013 sales of approximately $1.1 billion, a decrease of 6% compared to the prior year. The holiday timing shift, that Neil mentioned earlier, had a negative impact on sales of approximately 130 basis points in the quarter. Same-store sales in the 1,078 stores that have been opened for more than one year decreased 5% for the first quarter of 2013. The decline in the first quarter of 2013 was driven largely by lower technology and peripherals sales, including laptops, computer accessories, and software.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

We continue to see consumer demand shift out of laptops and into tablets, an industry trend that has been well documented in the press. In fact, tablet sales in the first quarter of 2013 increased significantly compared to the prior year, but the lower price point of both tablets and related market basket items did not offset the sales decline from higher-priced laptops and PC accessories. To strengthen sales in this area, we continue to narrow the assortment of declining categories, like software, and diversify our technology offering in both new and existing product categories. In addition, supplies and furniture sales were down year over year, driven by a reduction in promotional activity and by clearance activity due to assortment changes. Copy and Print Depot continued to perform well in the first quarter, and sales of cleaning and breakroom supplies also increased. As you know, expansion of our service and solution offerings is one of our key operating initiatives for 2013.

North American Retail’s average order value was down slightly in the first quarter, and customer transaction counts declined approximately 5%, compared to the same period one year ago. The North American Retail store count at the end of the first quarter of 2013 was 1,111 stores. During the quarter, we opened no new stores and closed one. We also remodeled one store and relocated four, successfully reducing the square footage of these five locations by over 50% on average. We continue to believe that our in-store customer experience initiative has had a positive impact on our customers, as shown by all-time-high customer satisfaction scores and by improving customer conversion trends.

Adjusted operating income in North American Retail was $21 million in the first quarter of 2013, excluding approximately $6 million of charges primarily related to non-cash store asset impairments. These results compare to an adjusted operating income of $36 million in the same period last year. Adjusting for charges, the year-over-year operating income decrease in the first quarter of 2013 was primarily due to the negative flow-through impact of lower sales, partially offset by a 60-basis-point gross-margin increase, driven largely by supply chain cost management and margin initiatives, as well as lower advertising costs.

Looking forward to the second quarter of 2013, we anticipate our same-store sales rate to decline approximately 3%. Our second-quarter adjusted operating income is projected to be flat to slightly up, compared to the prior year, as we continue to manage expenses to offset the impact of the sales decline.

I will turn it back over to Neil, who will review our North American Business Solutions Division, or BSD, first-quarter results.

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Thank you, Juan. I will cover the BSD results, and Steve Calkins and Mike Kirschner will join us in the Q&A portion of the call to answer any questions.

The North American Business Solutions Division reported first-quarter 2013 sales of approximately $816 million, a 1% decrease compared to the same period last year. Adjusting for the holiday impact, BSD sales would have been up 1% versus prior year. North American BSD reported first-quarter 2013 adjusted operating income of $26 million, versus $24 million in the prior year. The improvement reflects a 70-basis-point gross-margin increase, driven by supply chain cost management, as well as lower advertising costs.

In the contract channel, first-quarter 2013 sales were slightly negative versus last year. Contract sales were impacted by the holiday timing and would have been positive versus prior year excluding that impact. By customer group, contract experienced sales growth within the small- and medium-sized business segment, which reflects expanded share of wallet, improved customer acquisition, and continued improvements in the retention of customers managed by our inside sales organization in Austin, Texas. We are very pleased with the performance of this selling group and are finding that it is a cost-effective way to grow sales with small- to medium-sized customers. We plan to add additional resources behind this initiative in 2013, including dedicated technology sales representatives.

Contract sales to enterprise-level accounts also improved year over year in the first quarter of 2013, which reflects our continued focus on acquisition, as well as on retention of our key accounts. We continued to experience sales softness in the public sector, mainly with our federal and higher education segments, as these customers continued to face ongoing budgetary pressures. However, sales to our K-through-12 customers were slightly positive.

With respect to product categories within contract, we had positive sales growth across many of our solution categories, which are driving share-of-wallet opportunities with our customers. Along these lines, we experienced double-digit growth in Copy, Print, cleaning and breakroom, and supplies. We also had positive sales in furniture during the first quarter. Conversely, we experienced sales declines in paper and in ink and toner.

In the direct channel, first-quarter 2013 sales were down versus last year. Direct sales were also impacted by the holiday timing and were pressured by lower purchases from customers who shop using catalogs and order through our inbound call centers. We are pleased to see that our e-commerce investments, however, are paying off, with positive improvements to buyer conversion, growth in mobile sales, and increased customer satisfaction scores.

We remain focused on making customers’ lives easier with improvements to checkout, search, and subscription ordering. We are better engaging mobile and multi-channel shoppers, with capabilities such as cross-channel order history, personalized product recommendations, and two-hour in-store pickup. As part of our omni-channel strategy, we are transforming the way customers interact with us, and believe that our investments will drive online growth. The outlook for BSD in the second quarter of 2013 includes flat to slightly positive sales growth, and adjusted operating income to be up versus prior year.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Next, Steve will review our first-quarter performance in the International division.

Steven Schmidt - Office Depot, Inc. - President, International

Thanks, Neil.

The International division reported first-quarter 2013 sales of approximately $759 million, a decrease of 8% compared to the prior-year period in dollars and down 9% in constant currency. Adjusting for the sales impact of the holiday timing, the year-over-year sales decrease in constant currency would have been 5%. As I speak to year-over-year International division sales comparisons by channel this morning, please note I will do so in constant currency.

Total European Contract sales decreased mid-single digits in the first quarter of 2013 versus the prior year, as growth, primarily in Germany, was more than offset by sales weaknesses in other countries. In Asia, the Contract channel sales were up slightly, compared with one year ago. In the European Direct channel, the rate of year-over-year sales decline improved sequentially. We are encouraged by the ongoing improvements in the online business in Germany, where sales were strong in the first quarter of 2013 versus the prior year. European Retail channel sales in the first quarter of 2013 were down compared to prior year, with weaknesses in both Sweden and France. In Asia, Retail channel sales in South Korea increased mid-single digits compared with one year ago.

The International division reported first-quarter 2013 operating income of $5 million, compared to a loss of $2 million in the same period the prior year, under the new reporting presentation. Excluding about $2 million of net charges related to ongoing business restructuring actions and the closure of our Polish operations, our adjusted operating income would have been $7 million in the first quarter of 2013. This compares to an adjusted operating income of $18 million in the first quarter of 2012. The year-over-year decrease in first quarter 2013 was primarily due to lower sales volume, including the impact of the holiday shift, partially offset by a decrease in operating expenses, but were driven by the continuous process improvement initiatives and lower advertising and payroll expenses.

The movement in exchange rates had a minimal impact on International division operating income in the first quarter of 2013 compared to the same period in 2012.

In Latin America, Office Depot de Mexico reported first-quarter 2013 sales of $288 million and net income of $15 million. Office Depot does not consolidate sales from the joint venture, but the Company’s portion of net income for the first quarter of 2013 was $7 million. The net income is reported in miscellaneous income net line on the statement of operations. Office Depot de Mexico ended first quarter 2013 with a total of 256 stores and distribution facilities throughout Mexico, Central America, and Columbia. The joint venture opened one new store and closed two stores in Mexico during the first quarter.

In regard to the second-quarter 2013 outlook, the International division expects sales in constant currency to decline mid-single digits versus the prior year, due primarily to weak European economic conditions. The division also expects second-quarter 2013 operating income, excluding charges, to be marginally lower than the prior year, as the negative sales trend more than offsets the cost-reduction efforts.

I will now turn the call over to Mike Newman to review the financial results. Mike?

Mike Newman - Office Depot, Inc. - CFO

Thanks, Steve.

As Neil mentioned earlier, first-quarter 2013 total company EBIT, excluding merger-related, restructuring, and store-asset impairment charges, was $41 million, or $24 million below last year. The waterfall chart on slide 9 provides a snapshot of the factors driving the year-over-year decline in EBIT. The Company had approximately $15 million in benefits realized from business initiatives in the first quarter of 2013. These benefits were not enough to offset a $39 million decline from lower sales volume, including the negative flow-through impact from holiday shift and other discrete items. We expect to see the initiative benefits from the holiday shift and other discrete items — we expect to see the benefits build throughout the year, as we continue to execute on our margin and operating-expense initiatives. You may remember that we had a very strong first quarter in 2012, when we achieved nearly 50% of our total-year EBIT. This was followed by a relatively weak second quarter.

For 2013, we are expecting a slightly different earnings distribution, with stronger performance in the second quarter partially offsetting much of the first quarter year-over-year unfavorability. This is driven by an expectation of better promotional execution and better performance in our BSD division versus the second quarter of 2012. Overall, we still expect our [first-year] 2013 adjusted EBIT results to be down slightly to last year, with the third and fourth quarters showing year-over-year

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

improvements. In the first quarter of 2013, the Company also reported $25 million of charges. These charges included about $15 million in merger-related costs, approximately $5 million in North American Retail asset impairments, and approximately $4 million in net charges related to European and North American business restructuring activities.

Turning to slide 10, free cash flow was a use of $123 million for the first quarter of 2013, due primarily to a decrease in trade accounts payable and accrued payroll and bonus, offset by a $52 million positive working capital impact from the factoring of our receivables in France. Free cash flow was also impacted by approximately $13 million in merger-related cash costs.

Capital spending was approximately $29 million for the quarter. Based on our current outlook, the Company expects positive free cash flow of approximately $10 million to $20 million in 2013. This includes a preliminary estimate of merger-related cash costs of approximately $70 million. We are currently reevaluating our capital budget for the year and will likely take a less aggressive approach to investing prior to the consummation of the merger.

The current 2013 cash flow outlook components include — capital expenditures in the $170 million to $180 million range; depreciation and amortization of about $200 million; cash restructuring costs of about $60 million to $70 million, about one-third of which are from previously announced restructuring activities and the balance from projected 2013 activities; a preliminary estimate of merger-related costs of approximately $70 million; and working capital improvements of approximately $70 million, including the impact of the French receivable factoring of about $50 million.

Office Depot ended the quarter with $549 million of cash and cash equivalents, and $675 million available from the Asset Based Lending facility, or ABL, for total liquidity of $1.2 billion. No amounts were drawn under the ABL at the end of the quarter.

Total Company operating expenses, adjusted for merger-related costs, store asset impairment charges, and restructuring, were down $13 million. The actual tax expense for the first quarter of 2013 significantly exceeded pre-tax income, reflecting the continuing impact of valuation allowances, as well as the 2012 change we made in our permanent reinvestment assumption relating to the potential sale of our Mexico joint venture in Mexico. The rate on a non-GAAP basis was 54% for the quarter. On a cash-tax basis, the Company paid about $4 million in the first quarter, and we expect to pay full-year cash taxes of about $10 million to $15 million.

During the first quarter of 2013, the Company recorded a dividend on the convertible preferred stock of $10.2 million. The dividend was paid in cash on April 1, 2013. We anticipate paying cash dividends throughout 2013. Also keep in mind that, under the merger agreement, we are required to redeem 50% of the outstanding preferred stock upon receipt of shareholder approval for the transaction.

In regard to the second-quarter outlook, we expect total company sales to be down approximately 3% to 4%, versus the second quarter of 2012. This is based on mid-single digit decreases in North American Retail and International, which are partially offset by improved sales trends in BSD. We expect second-quarter 2013 adjusted EBIT to be up, with the combined first-half results down slightly from prior year. This is based on year-over-year EBIT growth in North America, offset by a small decline in International. For the full year 2013, Office Depot anticipates adjusted EBIT to increase to approximately $150 million.

I will now turn the call back over to Neil for an update on the merger.

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Thanks, Mike.

Since the merger with OfficeMax was first announced back in February, I have had the chance to talk with many of our associates, vendors, customers, and shareholders about the transaction. The overwhelming feedback has been extremely positive. Each of these stakeholder groups clearly recognizes the tremendous benefits that come from combining these two great (inaudible) enhanced financial performance that comes from the $400 million to $600 million in estimated annual synergies. People are most energized by the ability of the combined company to make investments back into the business. Whether it is making improvements to grow our e-commerce platform, or investing to provide customers with a seamless omni-channel shopping experience, the combined company will have the resources and talent to become a much stronger competitor in the future.

I am also pleased with the progress we are making on the merger. Earlier this month, we issued a press release highlighting several key milestones, including the filing with the SEC of an S-4 registration statement and the joint proxy statement prospectus that will eventually be sent to shareholders to approve the merger. Once the S-4 is finalized and becomes effective, we will set a record date for the special meeting, mail the proxy statement to shareholders, and hold the special meeting as soon as reasonably practical thereafter. At this point, we expect the special shareholder meeting to occur sometime this summer.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

The second major work stream underway is around the FTC approval of the merger. As you know, we filed our initial Hart-Scott-Rodino filing with the FTC on March 8, shortly after merger announcement. Since that time, we have had ongoing communication with the FTC and have already complied with their preliminary data requests. On April 8, we received their second request for information and will respond as quickly as possible. I should point out that OfficeMax has also received a second request, and they are actively working, as well, to respond quickly. We expect that the FTC will need several months to analyze the data before giving us the green light to proceed. Based on what we know today, we still expect the transaction to close before year end.

We also announced that Mike Newman, Chief Financial Officer of Office Depot, and Bruce Besanko, Chief Financial Officer of OfficeMax, will lead the integration efforts for the two companies. We have formed an integration team and are working with OfficeMax on planning for the day-one business requirements of the combined company. Much of the initial efforts will be focused on synergy planning for non-customer facing activities. These areas are not necessarily dependent on waiting for a CEO to be announced or deciding what brand will be used in the market. Planning for other synergy areas could potentially be done using a clean-room environment to protect sensitive company information until the merger’s been approved. As CFOs of their respective companies, both Mike and Bruce are clearly focused on delivering the synergy targets, starting in year one.

At the Board level, the joint CEO selection committee was formed earlier this month with three independent director representatives from each company. They will be meeting for the first time in the coming weeks and begin the process of reviewing the qualifications for the job.

On a final note, you may be aware that one of our shareholders is attempting to elect directors to the Office Depot Board, outside of the annual shareholder meeting, through a consent solicitation. Our Board of Directors is strongly advising shareholders to not take any action at this time, and instead, wait until they have the benefit of the Board’s response, in order to select the candidates who best represent the interest of all shareholders.

We will continue to keep you updated as we make progress with the merger and hit future milestones. However, until the merger is approved, we continue to operate independently as competitors in the marketplace. For Office Depot, that means staying focused on continuing to drive sales and profitability improvements in order to deliver our 2013 plan.

We are also very focused on our key initiatives, including — executing the North American Retail strategy; improving the web experience and making omni-channel a reality; growing services and solutions, such as Copy and Print, Managed Print Services, and Tech Depot; increasing our own brand and direct-import penetration; driving small- to medium-business customer growth throughout the global business; improving the International division cost structure; working with our vendors to decrease the cost of goods sold; and continuing to reduce operating expenses. All of the initiatives mentioned are designed to transform the ways in which the Company conducts business and sets a foundation for profitable growth well into the future.

That concludes our prepared remarks. Operator, we are now ready to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Matthew Fassler.

Matthew Fassler - Goldman Sachs - Analyst

Goldman Sachs. Two questions. First of all, if you take a broad look at gross margin trends across the business, and you look at the decline that you experienced — actually, I’m sorry, if you think about the trend that you noted, I know it was not down, how would you think about the different pushes and pulls in the different areas of the business, particularly given that you talked about changes in your promotional strategy in the first quarter?

Mike Newman - Office Depot, Inc. - CFO

Matt, this is Mike Newman. Two things - we had not seen as much gross margin expansion as we have in prior quarters. Part of that has to do with the timing of our initiatives this year. We delivered $15 million of initiatives in Q1. We’re still targeting $120 million plus for the year, so a lot of our initiatives that drive margin are going to be more second-half driven, and we are seeing a little bit of pressure internationally mostly because of mix. But I still think that we’re looking at gross margin expansion as pretty healthy for this year, driven by initiatives, and Q1 was a little bit light because of the timing.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Matthew Fassler - Goldman Sachs - Analyst

Understood. And then secondly, I know this might be too tied into the merger to add a lot of color, but I need to ask — your thought process on the Mexico business — I know that there’s a bid on the table, or has been a bid on the table, from your JV partner. I know that the resolution of this is part of the merger process. And, reading the documentation that came out a couple weeks back, it sounds like your prospective partner has the ability to weigh in on this decision, but is also obligated, or whatever the language is, to go ahead with any kind of reasonable deal. So, what’s your latest thinking on this transaction?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Matt, this is Neil. As you are aware, it’s typical in a merger like this one for either side to have consent rights when you go to sell a very large asset, and that’s what was in the merger agreement, as you referenced. Until very recently, the OfficeMax people hadn’t really had time to understand our Mexican operation and any plans we have in Central America and South America. They’ve spent quite a bit of time in the last several weeks trying to really understand it so that we can have a meaningful dialogue. And I guess what I’d say is the negotiations are continuing, and we would expect some resolution to that, hopefully, in the near future.

Matthew Fassler - Goldman Sachs - Analyst

So suffice it to say that the time that has passed since this all first hit has been allocated, at least in part, to due diligence on the part of OfficeMax? And, that’s how we should think about the process having progressed so far?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Yes, I think that’s fair to say. I think they have been spending quite a bit of time on Mexico to try and understand. As you know, they have a business there too, so they’re familiar with the Mexican market, but they’re really trying to understand, from their standpoint, whether or not at this point it’s an asset and a price range that makes sense. We think it is. And, I think I’d just say, stay tuned.

Matthew Fassler - Goldman Sachs - Analyst

And last question on this, just to make sure I understand the process, given that we now know that merger discussions took place for roughly one year or more, it sounds like the due diligence on Mexico, on their part, was probably less comprehensive than the due diligence on the deal in its entirety, hence the time allocated here?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

I think that’s very fair comment.

Matthew Fassler - Goldman Sachs - Analyst

Great. Thank you so much.

Operator

Kate McShane.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Kate McShane - Citigroup - Analyst

Citigroup. I was wondering if you could walk us through some of the supply changes that you made to improve your gross margin during the quarter? And, can you go into a little bit more detail about the timing of those changes? And, why there was a little bit less than you expected in Q1, and what’s going to happen the rest of the year?

Mike Newman - Office Depot, Inc. - CFO

Kate, this is Mike Newman. I’m not sure what you mean by supply changes.

Kate McShane - Citigroup - Analyst

You highlighted that your gross margin improved during the quarter because of some better supply chain management.

Mike Newman - Office Depot, Inc. - CFO

Supply chain — yes. We’ve got — we have highlighted a number of initiatives this year. Our guidance for this year is $120 million. We have some key initiatives related to — that drive margin related to promotion and COGS, advertising as well. More of those initiatives are starting in Q2, so the pick up we had in Q1 was partially supply-chain driven. We expect that to pick up in Q2, Q3, and Q4 as initiatives like COGS, promotions, and other initiatives accelerate.

Kate McShane - Citigroup - Analyst

Okay, great. With regards to the customer acquisition on the Contract side of the business, can you talk about the current pricing environment, and any kind of — is there any kind of irrational pricing occurring in that side of the business?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Let me have Steve Calkins answer that.

Steve Calkins - Office Depot, Inc. - SVP, Contract

Good morning. I would say over the last year or so the business has been relatively stable and that we haven’t seen significant changes, but what has occurring during that timeframe has been more incentives from the competitors that we see out there, more upfront cash than we’ve seen in years past. But, that’s really been a trend that’s been ongoing for the past year or so, in terms of both trying to protect your incumbent space and trying to acquire new customers.

Kate McShane - Citigroup - Analyst

Okay. And, my final question is for Mike, with regards to the CapEx spend — it’s still in the $160 million, $170 million range, which seems a little high when you’re going, potentially, into a merger. Can you walk us through some of the drivers, again, of CapEx?

Mike Newman - Office Depot, Inc. - CFO

Yes. Year over year, from last year to this year, we’re investing in a couple key areas — we are investing in e-commerce, and we’re likely not going to back off of that; we are investing in more accelerated downsizing of stores; and we also had some things that we’re looking at from a compliance perspective that we were investing in. So, we took our guidance from $200 million down into, I think in the script, we said $170 million to $180 million.

I’m not going into the details what we’re cutting, but we’re being more prudent across the board on, basically, all of our CapEx allocations as we look at the potential merger.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Kate McShane - Citigroup - Analyst

Okay. Thank you.

Operator

Colin McGranahan.

Colin McGranahan - Sanford C. Bernstein & Company, Inc. - Analyst

Good morning, it is Sanford Bernstein. First question, just following up on Kate’s a little bit, in terms of the competitive environment across the businesses, and clearly, we get most concerned about Contract, have you seen any change whatsoever since the merger was announced? Specifically, out of Staples and their desire to try to capitalize on this interim period?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

This is Neil, Colin. We have not seen that on the Retail side at all, and I clearly haven’t seen it on the online piece. So at this point in time, the probable wars will be fought on the Contract side. But as Steve just said, we have not seen anything on an increased promotional or price basis at this point.

Colin McGranahan - Sanford C. Bernstein & Company, Inc. - Analyst

Okay. That’s helpful. Secondly, Mexico — just in terms of the actual results there — kind of flat sales, down margins. Anything to note in terms of what’s happening in the Mexican business?

Steve Schmidt - Office Depot, Inc. - President, International

Yes, Colin, Steve here. What we’re facing in Mexico is a similar trend to what we’ve seen in the US over the last two or three years, and that is in the area of technology. We are seeing the same shift from PC to tablets, and we are extremely developed across the entire technology sector in Mexico and Latin America. So, you are seeing price compression, which is driving the topline to be less than it was.

The business continues to be performing well. We feel very good about the business. Management is doing a good job. And other than that, no real changes in trends.

Colin McGranahan - Sanford C. Bernstein & Company, Inc. - Analyst

Okay, that’s helpful. On this second request from the FTC, I know you certainly anticipated getting it — can you talk at all about the content of it? Was there anything in there that was unexpected, or unanticipated, or will take more time than you expected to respond to?

Mike Newman - Office Depot, Inc. - CFO

This is Mike. I would say that it was detailed, as you would expect, I don’t think there was anything out of the ordinary from it, no.

Colin McGranahan - Sanford C. Bernstein & Company, Inc. - Analyst

Okay. And then, finally, you typically have an annual meeting in April. It’s April 30, and I don’t think meeting is today. So, how are you thinking about the annual meeting? I think, under your Delaware contract, maybe you are actually required to have a meeting within one month — can you comment on how you’re thinking about an annual meeting this year?

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Yes, this is Neil, Colin. Because of discussions that we have been having and had with Starboard, and extensions that we granted for shareholders to nominate directors, it wasn’t practical to schedule the AGM before the special shareholder meeting. And, we believe it’s important for the shareholders to approve the issuance of shares that we need to consummate the merger.

We have not yet announced the date for the 2013 annual shareholder meeting. We are waiting for the SEC review and approval for the S-4 registration statement and joint proxy that’s necessary. So once we receive the SEC approval, we plan to hold a special shareholder meeting as soon as possible, and then the Annual General Meeting, as soon as practical, right after that.

Colin McGranahan - Sanford C. Bernstein & Company, Inc. - Analyst

Does that have any implications because it will be more than 13 months since your last annual meeting?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

We don’t believe so given the fact that the merger, at this point, is probably the most important thing for our shareholders to vote on. And at this point in time, that makes the most sense the way we have laid it out.

Mike Newman - Office Depot, Inc. - CFO

Okay, that’s helpful. I appreciate the [timeline].

Operator

Gary Balter.

Gary Balter - Credit Suisse - Analyst

Just clarifying the comment, Mike, that you had made on the cash flow — when you were talking about last year’s cash flow, and you talked about the $58 million, I think it was, that was a benefit or a cost for the pension?

Mike Newman - Office Depot, Inc. - CFO

For last — $58 million was a benefit last year, so we backed that out and gave you a comparable number. I think the cash flow adjusted for the pension last year was $70 million usage.

Gary Balter - Credit Suisse - Analyst

Okay, so the $123 million and the $70 million are comparable?

Mike Newman - Office Depot, Inc. - CFO

$123 million and $70 million are comparable.

Gary Balter - Credit Suisse - Analyst

Okay. Then, if you go to your slide 9, which you are familiar with, which is your EBIT and then the benefits offset by the [offside], it’s similar to what we saw last year in terms of you’re getting some of the initiatives — the key initiatives are creating savings, but then they are being more than offset by the impact of lower volume, as you show on the slide. How do you reverse that? What’s the strategy there to get the sale — you mentioned Q2, already, you are assuming it’s going to be lower sales, again.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Mike Newman - Office Depot, Inc. - CFO

Yes, I think — I wish I had a quick answer for that — part of it is macro driven, part of it is that we are working hard to introduce new products in the Retail business. It’s a trend that we’ve had for the last three years, and we’re fighting hard. We are doing a lot of good work on the initiatives side; but you’re right, the volume impacts are hurting us. But I think it is a question of gaining share, which we’ve done a nice job in our B2B business in introducing new products to stem that decline in the Retail business.

Steve Schmidt - Office Depot, Inc. - President, International

Yes, Gary, Steve Schmidt. I would also say, though, we’re dealing with some significant headwinds across Europe like every company has. That’s all you’re reading anymore in the Wall Street is every company struggling with the European economy, and that’s just not something we’re going to change. And so, we believe that’s real, we know it is, and it’s going to be with us. So, what we’ve got to be able to do is offset that headwind with continuous cost reductions to protect the margin, and that’s what we’re working on.

Gary Balter - Credit Suisse - Analyst

You suggested the [Gigante] of swapping Europe for Mexico and keeping the Mexican operation, or that’s not an option?

Steve Schmidt - Office Depot, Inc. - President, International

I’m sorry, Gary, I didn’t hear the question.

Gary Balter - Credit Suisse - Analyst

Just one last thing on that, if you look at the Contract business, that showed better improvements. What did you do there to get the improvements? Is it just a matter of getting more business from existing customers — like what — because that was the one area where business played a stronger role at the three divisions.

Steve Calkins - Office Depot, Inc. - SVP, Contract

This is Steve Calkins. It’s from a variety of areas. First, we are improving our customer mix by enhancing the SMB business, which has higher margins than our larger business. We are also improving the product mix, and you can see that in the solution categories that we called out. Whether it’s cleaning, breakroom, CPD, or furniture, we are experiencing positive growth in those expanding areas, which all have higher margins. And then, on a regular basis, we’re keeping an eye on costs and expense management to improve our overall operating profit.

Neil Austrian - Office Depot, Inc. - Chairman & CEO

I guess I’d also answer it, when you look at the retail business today, and in the future, I think you have to link it to a great extent with the online business in terms of the mobility in the omni-channel piece. And, we’re making significant investment in that area, because as we’ve found, over the years, the largest increases and permanency of our customers who shop online are in the ZIP codes where we have stores. And, I think you can see that there’s a real — we see a real dependency there, which is why we are continuing to invest in the online business.

Gary Balter - Credit Suisse - Analyst

Thank you very much.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Operator

Dan Binder.

Dan Binder - Jefferies & Company - Analyst

Dan Binder, Jefferies. A couple questions.

First on — with regard to the proposed merger, and you mentioned that you’re speaking to a lot of folks in the industry - I’m just curious, as we reflect back on prior periods when the industry was a little bit stronger and you had, I guess for instance, the Staples-Corporate Express merger, there seemed to be a lot of vendor support and extraction, in terms of better buying. What is your sense as you look at the industry today, its somewhat weakened state, do you think that the vendors will be as supportive as you initially penciled out in your merger synergies?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

This is Neil. No. We had a recent vendor meeting, I guess a couple of months ago, when we met with our top 500, 600 vendors. They clearly understand that we’ll be coming back to them, but they also understand that, in this industry, they need two strong competitors, as opposed to one strong and two that are not as viable, from a strength standpoint. I don’t think that is going to be an issue, and I think we believe, having spent time talking to them, that we can get the synergies, we believe, out of the cost of goods sold.

Dan Binder - Jefferies & Company - Analyst

My second question was related to some of the uncertainty, I imagine, must exist in the ranks at each of the companies as you go through this pre-merger period. And, I’m just curious how you’re handling that — how you’re handling it a lot of the questions that I imagine must be coming up, particularly with your sales force in the Contract business? And obviously, there’s going to be jobs that are shed, presumably, after this merger, and I’m just curious, what’s that doing to morale? Is there any fighting that’s developing? And, how you’re handling all that?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

This is Neil. One of the things we’ve done here, for the last several years, is pretty open and candid communications. On a monthly basis, or any time there’s any milestone on the merger, we put out a letter from myself to all associates in the Company and tell them exactly what’s going on. We’ve got town hall meetings, where we take and answer any and every question. I think it’s one of the reasons that, given what happened in ‘97 with Staples and Office Depot, that both sides agreed we wouldn’t name a CEO, we wouldn’t name the company, or have a headquarters named, until you get very close to understanding that this deal will be approved by the Federal Trade Commission.

I think on the Contract side - let me answer first, and I’ll turn it to Steve — I think that’s the wrong place to start to cut. I think any customer-facing activity, my sense is, you might even want to beef up at this point in time because that’s - if you don’t have the sales, you are not going to get what we think we can get out of this merger. So, I haven’t seen, to date, a whole lot of worry, here, in the headquarters, or in the retail stores, or out in the field.

Steve?

Steve Calkins - Office Depot, Inc. - SVP, Contract

I guess I’ll supplement what Neil said in that - in the time I’ve spent in the field, morale is very good. We are treating this as business as usual. Our sales force are the ones who are closest to the competitor - or to the customers, and they are competing every day, as they were before, and are as excited about acquiring new customers and retaining their current customers as they were before. So overall, very positive, and morale is very good.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Dan Binder - Jefferies & Company - Analyst

And my final question is related to gross margin. You continue to show gross margin tied to some of your initiatives — and I think I’ve asked you this question before, I’m just curious if there’s any change in thought. In light of weaker topline, do you think there’s any need or desire to take some of those gross margin gains and be more aggressive on price, where you can be, whether it’s online, or in the contract bidding process, or in your retail ads?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

Let me ask Bob Moore to answer that on the retail and online side, he’s our head of Marketing and Merchandising.

Bob Moore - Office Depot, Inc. - EVP, Marketing and Merchandising

I think from a pricing point of view, what we look at is being competitive in the market, and I think that our products are competitive in the market and will continue that way. I think the gross margin gains that we’re making allows us to make appropriate investments throughout the business, and pricing is certainly one that we consider.

Dan Binder - Jefferies & Company - Analyst

And on the contract side?

Steve Calkins - Office Depot, Inc. - SVP, Contract

This is Steve. On the contract side, we try to be as smart as possible with respect to each customer, and it depends on the segment. We’ll be as competitive as we can be to acquire and to retain our customers. At some point, we will draw the line to ensure that we don’t overly compromise margin.

We do work to remediate our current customers, and we work to remediate our future customers after we acquire them. So, we are willing to compromise a little bit on margin rate to acquire a customer. We won’t do anything over the top, but we’ll be aggressive as we need to be to get them in the door and to remediate later on through our solution categories and other product offerings.

Steve Schmidt - Office Depot, Inc. - President, International

Dan, Steve Schmidt. I would say on International, primarily as we look at Europe, what we’re doing is really trying to think, act, and behave as more of one company across all of Europe. So, as we think about supply chain, managing that across Europe instead of by country. We look at catalog development, new-item setup. If you look at every aspect of the business, we are taking more of a European look at the business as a way to drive continuous efficiency across the business and protect the margin side.

Neil Austrian - Office Depot, Inc. - Chairman & CEO

I think as we tend to continue to invest in our private brand and direct import business, that has a great impact on the margin because it is actually lower margin in some of the national brands, but it tends to drive the business and solidify the customer relationship with Office Depot.

Dan Binder - Jefferies & Company - Analyst

Great. Thanks.

Operator

Mike Baker.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Mike Baker - Deutsche Bank - Analyst

A couple questions — one, so you said your small and medium contract efforts are up year over year. Can you compare that to previous quarters? And, remind us on the implications of improvements, there, as I’m pretty sure that’s a higher-margin business? So, love to get a sense as to what’s going on there? Thanks.

Steve Calkins - Office Depot, Inc. -SVP, Contract

Sure. This is Steve, again. I would say quarter over quarter, sequentially in 2012, we saw improvement in the SMB business, and that’s going through both acquisition in the field, and also through improved retention. As to the latter, it’s really through our Inside Sales Organization that we have in Austin, Texas. We are driving more and more business into the Inside Sales Organization because — one, it is a lower cost-to-serve model; and two, we have very talented associates there. So, we are able to improve both our retention of customers and introduce higher-margin solution categories, and also do so at a lower cost to serve to improve our overall operating profit.

Mike Baker - Deutsche Bank - Analyst

Is the growth there accelerating versus previous quarters, or is it year over year same kind of growth as you’ve seen?

Steve Calkins - Office Depot, Inc. - SVP, Contract

Right, so as we — overall, our SMB business is improving sequentially. And, in the Inside Sales Organization, we have seen significant improvement, year over year, versus our former TAM partners.

Mike Baker - Deutsche Bank - Analyst

Right. Okay. Understood. A couple other follow ups — one, you said you’re not necessarily seeing any more — any share losses in the total contract business as you go through this merger, and some of your competitors might try to take advantage — but you’re saying you’re not see any share loss, but are you seeing your competitors try to take advantage? In other words, are some of your competitors specifically going after your business during this time period, but you’ve been able to defend that?

Steve Calkins - Office Depot, Inc. - SVP, Contract

I think this is very competitive business. As we move into these solution categories, we are competing against hundreds, if not thousands, of competitors. I would say it’s every bit as competitive, today, as it was previously. What we indicated before, I think, is that we are not really seeing any material losses as it relates to this merger, and we’re competing every day, as we did before, and our competitors are competing every day, as they did before.

Mike Baker - Deutsche Bank - Analyst

Okay, thanks. One more quick follow up on Mexico — there was an official deadline — that has come and gone, but I suppose the idea is that, that was a self-imposed deadline Gigante and could always — that you could always still do a deal. But, with the results flat to downish on the EBIT, how does that, in your minds, impact any kind of potential deal, whether it be price, or just ability to get it done, on Mexico? Thanks.

Neil Austrian - Office Depot, Inc. - Chairman & CEO

We don’t expect, at this point, that that’s going to have an impact at all.

Mike Baker - Deutsche Bank - Analyst

And the deadline — no issues there? It is something that can be extended, or — ?

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Neil Austrian - Office Depot, Inc. - Chairman & CEO

As I said earlier, we’ve been in constant discussions with both Gigante and OfficeMax, and we are hopeful that we’ll have a resolution sometime in the near future.

Mike Baker - Deutsche Bank - Analyst

Okay, great. Thank you very much.

Operator

Carla Casella.

Paul Simenauer - JPMorgan - Analyst

This is Paul Simenauer on for Carla Casella. Just a few questions on your capital structure. Do you guys need to take out the 9.75% as part of this transaction at all?

Mike Newman - Office Depot, Inc. - CFO

NO.

Paul Simenauer - JPMorgan - Analyst

How exactly would you structure the transaction to avoid taking out the 9.75%, I guess, or — ?

Mike Newman - Office Depot, Inc. - CFO

Taking out the 9.75% - the remaining 9.75%, $150 million is allowed under the merger agreement.

Neil Austrian - Office Depot, Inc. - Chairman & CEO

I think they’re talking about the $250 million that we just refinanced last year —

Mike Newman - Office Depot, Inc. - CFO

Are you talking about the upcoming maturity that’s in August, or — I’m sorry.

Paul Simenauer - JPMorgan - Analyst

The bonds — ?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

The 9.75%, $250 million, Mike, I think he’s asking if we have to take them out under the merger agreement.

Mike Newman - Office Depot, Inc. - CFO

No.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Neil Austrian - Office Depot, Inc. - Chairman & CEO

The answer is no.

Mike Newman - Office Depot, Inc. - CFO

If you’re asking if we have to take out the $250 million 9.75%, no. I misunderstood you. We have an existing 6.25% maturity coming due in August, so I automatically assumed you were going there, you weren’t. But no, we are not required to take out the 9.75%.

Paul Simenauer - JPMorgan - Analyst

You have enough RP to pay down the preferreds?

Mike Newman - Office Depot, Inc. - CFO

Yes.

Paul Simenauer - JPMorgan - Analyst

Okay, great. Thank you very much, very helpful.

Operator

Michael Lasser.

Michael Lasser - UBS - Analyst

Thanks a lot for taking my questions — two actually. First for Neil, you’ve had a couple months to meet with various stakeholders, gather more information — has your confidence, either in the ability to close the merger with OfficeMax, or the potential synergies that you will be able to accrue from the transaction changed at all?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

No. I think that there is, obviously, two pieces to that. One is, the vote from shareholders, and the other is the Federal Trade Commission. I think in talking to shareholders, I think there is a general excitement about this merger, in terms of what it can do. And based on everything that we’re seeing today, I remain, not just optimistic, but relatively confident we can get the synergies. As it relates to the Federal Trade Commission, I’m just not going to speculate because I can’t.

Michael Lasser - UBS - Analyst

Okay, that’s fair. My second question was for Steve. Your comparison on a constant currency basis within the International business gets a lot easier in the second quarter; and yet, it seems like the trends are going to not show any meaningful improvement. So, is the business getting worse, and is that related to the economic conditions, or is there something else going on?

Steve Schmidt - Office Depot, Inc. - President, International

No, nothing else. In fact, we actually feel like we’re making progress across the International business. The issue we’ve got, as I stated earlier, is we’re simply facing an economic headwind across the European business, and Europe represents the majority of our International business. Almost every company is calling out Europe as an issue, and it is just something that we have to deal with.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

So what we’re facing is, how to continue to reduce costs to try to hold our margins flat, while the economy, hopefully, works its way through the issues that it faces right now. We — nothing’s material changed, in terms of competition, and we continue to make progress. And hopefully, you’ll start to see better performance as we move throughout the rest of the year. But again, I just can’t call the economy, and it’s something we’re all dealing with.

Michael Lasser - UBS - Analyst

One last one for Mike. The comp you reported, that was inclusive of the calendar shift — is that correct?

Mike Newman - Office Depot, Inc. - CFO

Yes. The calendar shift on retail had a 130-basis-point impact, and the calendar shift on the total company reported sales had about a 200-basis-point impact.

Michael Lasser - UBS - Analyst

Okay. Thank you very much.

Operator

Brian Nagel.

Brian Nagel - Oppenheimer & Co. - Analyst

Hi, Brian Nagel from Oppenheimer. Couple questions — first, you called out the improved sales trends in March and April. Maybe you could comment on the magnitude of that uptick? And then, if you’re seeing anything, is it simply that we’ve moved past some of the holiday disruptions earlier in the year, and maybe because the weather got better, or is there something that you’re seeing in the data suggests that’s a more significant driver?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

I think, at this point, I don’t — we never comment on interim. We have seen an uptick. I think some of it’s the holiday behind us. I think some of it’s some of the initiatives we have got, in terms of what we’re doing, both at retail and online.

Brian Nagel - Oppenheimer & Co. - Analyst

Okay, but you’re not going to say, then, how much of an uptick it was —?

Neil Austrian - Office Depot, Inc. - Chairman & CEO

No.

Brian Nagel - Oppenheimer & Co. - Analyst

Okay, that’s fair. And then, the second question I have — again, it may be very early to talk about this, but in the conversations you’re having with the FTC, is there any indication, yet, of what you, and maybe your merger my partner might have to do, in order to appease them, in order to get the merger done?

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Neil Austrian - Office Depot, Inc. - Chairman & CEO

No.

Brian Nagel - Oppenheimer & Co. - Analyst

Okay. I thought I’d try. Thank you (laughter).

Richard Leland - Office Depot, Inc. - VP of IR & Treasurer

That was the last question, so we appreciate everybody’s participation today. Mike and I will be available the rest of the afternoon in case anyone has any follow-up questions. Thanks.

Operator

That concludes today’s conference. Please disconnect at this time.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, Office Depot’s long-term credit rating and its revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K and Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with the transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT INFORMATION HAS BEEN AND WILL BE FILED WITH THE SEC

Office Depot, Inc. (“Office Depot”) has filed with the SEC a registration statement on Form S-4 that includes a preliminary Joint Proxy Statement of Office Depot and OfficeMax Incorporated (“OfficeMax”) that also constitutes a preliminary prospectus of Office Depot. The registration statement has not yet become effective. Office Depot and OfficeMax plan to mail the definitive Joint Proxy Statement/Prospectus to their respective shareholders in connection with the transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, OFFICEMAX, THE TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC by Office Depot and OfficeMax through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878, and will be able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by OfficeMax by contacting OfficeMax Investor Relations at 263 Shuman Blvd., Naperville, Illinois 60563 or by calling 630-864-6800.

PARTICIPANTS IN THE SOLICITATION

Office Depot and OfficeMax and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Office Depot and OfficeMax in respect of the transaction described the Joint Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Office Depot and OfficeMax in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive Joint Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Office Depot’s directors and executive officers is contained in Office Depot’s Annual Report on Form 10-K for the year ended December 29, 2012 and its Proxy Statement on Schedule 14A, dated March 15, 2012, which are filed with the SEC. Information regarding OfficeMax’s directors and executive officers is contained in OfficeMax’s Annual Report on Form 10-K for the year ended December 29, 2012 and its Proxy Statement on Schedule 14A, dated March 19, 2013, which are filed with the SEC.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, Office Depot’s long-term credit rating and its revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

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APRIL 30, 2013 / 01:00PM GMT, ODP - Q1 2013 Office Depot Inc. Earnings Conference Call

Additional Information Regarding Consent Solicitation

Office Depot will be filing a consent revocation statement with the SEC in connection with the Starboard Consent Solicitation. Promptly after filing any definitive consent revocation statement with the SEC, the Company will mail the definitive consent revocation statement and a form of WHITE consent revocation card to each stockholder of Office Depot entitled to execute, withhold or revoke consents relating to the proposed Starboard Consent Solicitation. STOCKHOLDERS OF OFFICE DEPOT ARE URGED TO READ ANY SUCH CONSENT REVOCATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Office Depot through the web site maintained by the SEC at www.sec.gov and through the Company’s website at investor.officedepot.com.

Certain Information Regarding Participants

Office Depot and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from Office Depot stockholders in connection with the Starboard Consent Solicitation under the rules of the SEC. Stockholders may obtain information regarding the names, affiliations, and interests of Office Depot’s directors and executive officers in Office Depot’s Annual Report on Form 10-K for the year ended December 29, 2012, which was amended on a Form 10-K/A dated April 26, 2013, and its Proxy Statement on Schedule 14A, dated March 15, 2012, which are filed with the SEC. These documents can be obtained free of charge through the web site maintained by the SEC at www.sec.gov and through the Company’s website at investor.officedepot.com. Additional information regarding the interests of these participants in any solicitation of consent revocations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any consent revocation statement and other relevant materials to be filed with the SEC if and when they become available.

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THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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